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                                                             Exhibit h-2



                      NEW ENGLAND ENERGY INCORPORATED
                 Statements of Income and Retained Deficit
                 For the Quarter Ended September 30, 1995
                    (Unaudited, Subject to Adjustment)
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                                         Old Program New Program Combined
                                         ----------- ----------- --------
Operating revenue:
  Sales of fuel to an affiliate       $     35,905$          -$     35,905
  Loss passed on to an affiliate                 -           -           -
  Accrued loss to be passed on to an affiliate11,225,700     -  11,225,700
  Sales to nonaffiliates:
    Oil                                  1,556,806           -   1,556,806
    Gas                                  5,892,028       3,830   5,895,858
                                      ------------------------------------
       Total operating revenue          18,710,439       3,830  18,714,269
                                      ------------------------------------
Operating expenses:
  Purchases of fuel for an affiliate        35,905           -      35,905
  Amortization of cost of fuel reserves 17,255,113           -  17,255,113
  Production costs                       1,502,521       1,031   1,503,552
                                      ------------------------------------
       Total operating expenses         18,793,539       1,031  18,794,570
                                      ------------------------------------
       Operating income/(loss)             (83,100)      2,799     (80,301)

Other income/(expense):
  Interest income                                -         613         613
  Interest expense                        (640,261)          -    (640,261)
 Other expense                                   -           -           -
 State taxes                              (904,000)          -    (904,000)
                                      ------------------------------------
Operating and other income/(loss)       (1,627,361)      3,412  (1,623,949)
                                      ------------------------------------
Federal income taxes:
  Current federal income taxes            (343,900)      1,100    (342,800)
  Deferred federal income taxes           (879,500)          -    (879,500)
                                      ------------------------------------
       Net federal income taxes         (1,223,400)      1,100  (1,222,300)
                                      ------------------------------------

   Net income                             (403,961)      2,312    (401,649)

Retained deficit at beginning of period (6,789,050)(15,853,898)(22,642,948)
                                      ------------------------------------
Retained deficit at end of period     $ (7,193,011)$(15,851,586)$(23,044,597)
                                      ============ ========================

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